Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Jeremy Smeltser 608-275-4917

Spectrum Brands Holdings Reports Fiscal 2022 First Quarter Results

•Net Sales Increased 2.9% and Organic Net Sales Increased 1.6%
•Income from Continuing Operations Decreased to a Loss of $30.2 Million and Adjusted EBITDA was $49.3 Million Attributable to Supply Chain Disruptions, input cost inflation and Higher Restructuring Costs
•As Anticipated, Margins Contracted as Inflationary Costs were Materially Higher than Related Price Increases
•Additional Pricing Actions Throughout the Balance of the Year are Expected to Offset the Majority of Currently Projected Inflationary Increases of $310-$330 Million
•Maintaining 2022 Earnings Framework of Mid-to-High Single-Digit Net Sales Growth and Low Single-Digit Adjusted EBITDA Growth
Middleton, WI, February 4, 2022 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the first quarter of fiscal 2022 ended January 2, 2022.

"These are exciting times for Spectrum Brands. We have now begun our evolution into a faster growing, higher margin pure play Global Pet Care and Home & Garden company. We believe we can create meaningful shareholder value with this transformation. Our first quarter went largely as expected, with continued top-line growth, while margins contracted as input cost inflation exceeded price increases. We have additional pricing actions in place, and more targeted, to offset the unprecedented inflation we are currently experiencing. We continue to expect to achieve our Earnings Framework for the year of mid to high single digit net sales growth and low single digit adjusted EBITDA growth. Consumer demand and retailer interest in our categories remain positive overall," said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

"We continue to work towards closing the sale of our Hardware and Home Improvement segment to Assa Abloy for $4.3 billion. We remain confident that the transaction will close this year, and are pleased to say that strong demand persists in HHI's end markets.

"The Tristar acquisition announced this morning will be transformational for our Home and Personal Care segment. The ability to leverage the studio content creation, DRTV and direct-to-consumer business model of Tristar’s talented team should enhance some of our legacy brands and help us drive continued market share gains for our combined slate of new product offerings. The increased scale and profitability of the combined HPC and Tristar businesses will now enable us to create an independent Global Appliances business poised for faster growth and expanding margins, and positioned for potential
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further acquisitions in that space. We firmly believe in this value creation opportunity and look forward to providing an update on the nature of the separation as the year progresses," said Mr. Maura.
Fiscal 2022 First Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	January 2, 2022	January 3, 2021	Variance
Net sales	$757.2	$736.2	$21.0	2.9%
Gross profit	219.3	252.8	(33.5)	(13.3)%
Operating (loss) income	(23.8)	25.8	(49.6)	n/m
Net (loss) income from continuing operations	(30.2)	15.7	(45.9)	n/m
Diluted earnings per share from continuing operations	$(0.73)	$0.34	$(1.07)	n/m
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$49.3	$105.9	$(56.6)	(53.4)%
Adjusted EPS from continuing operations	$(0.06)	$0.83	$(0.89)	n/m
n/m = not meaningful
•Net sales increased 2.9%. Excluding the impact of $7.3 million of unfavorable foreign exchange rates and acquisition sales of $16.5 million, organic net sales increased 1.6% despite COVID related supply disruptions and overall supply chain constraints.
•Gross profit margin declined 530 basis points from a year ago due to accelerated freight and input costs pacing ahead of pricing adjustments, partially offset by improved productivity.
•Operating income decreased due to the gross profit margin decline further pressured by higher distribution costs, as well as continued investment in marketing and new product innovation.
•Net income and diluted earnings per share declines were primarily driven by decreases in operating income and prior year gains from the Company's previous investment in Energizer common stock.
•Adjusted EBITDA decreased 53.4% and adjusted EBITDA margins decreased 790 basis points attributable to the decrease in operating income.
•Adjusted diluted EPS decreased to a loss of $0.06 per share due to lower operating income.
•During the quarter, the Company repurchased 1,128,500 shares for $110.0 million. The Company purchased $125.9 million of its $150 million 10b5-1 share repurchase contract through the end of the quarter.
Fiscal 2022 First Quarter Segment Level Data
Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	January 2, 2022	January 3, 2021	Variance
Net Sales	$379.7	$378.5	$1.2		0.3%
Operating Income	20.4	36.7	(16.3)		(44.4)%
Operating Income Margin	5.4%	9.7%	(430)	bps
Adjusted EBITDA	$27.4	$50.9	$(23.5)		(46.2)%
Adjusted EBITDA Margin	7.2%	13.4%	(620)	bps
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Net sales increased despite continuing supply chain constraints and continued demand outpacing supply. Growth was driven by the Latin America region from strong holiday season sales performance and expanded distribution. This was partially offset by a sales decline from product availability issues related to supply chain constraints and comparison to prior year COVID related demand increases. Excluding unfavorable foreign exchange impacts of $5.1 million, organic net sales grew 1.7%.
Lower operating income, adjusted EBITDA, and margins were driven by accelerated freight and input cost inflation ahead of incremental pricing actions and continued investments in marketing and new product development initiatives partially offset by productivity improvements.
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	January 2, 2022	January 3, 2021	Variance
Net Sales	$302.2	$275.4	$26.8		9.7%
Operating Income	12.3	34.1	(21.8)		(63.9)%
Operating Income Margin	4.1%	12.4%	(830)	bps
Adjusted EBITDA	$38.7	$53.6	$(14.9)		(27.8)%
Adjusted EBITDA Margin	12.8%	19.5%	(670)	bps
Higher net sales were attributable to double digit growth in aquatics and continued strong growth in companion animals categories. Top-line results were further helped by companion animal sales from acquisitions. Excluding unfavorable foreign exchange impacts of $2.2 million and acquisition sales of $8.8 million, organic net sales increased 7.3%. Sales grew across all regions despite COVID related supply disruptions including temporary shut-down of key supplier manufacturing facilities and continued supply chain constraints which negatively impacted product availability in the quarter.
Lower operating income, adjusted EBITDA, and margins were driven by increased freight and input cost inflation ahead of timing of incremental pricing actions. Labor inflation, labor turnover and associated inefficiencies drove incremental operating costs in the quarter in addition to continued marketing and new product initiatives. This was partially offset by productivity improvements.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	January 2, 2022	January 3, 2021	Variance
Net Sales	$75.3	$82.3	$(7.0)		(8.5)%
Operating Loss	(15.7)	(0.5)	(15.2)		3,040.0%
Operating Loss Margin	(20.8)%	(0.6)%	(2,020)	bps
Adjusted EBITDA	$(7.3)	$10.4	$(17.7)		n/m
Adjusted EBITDA Margin	(9.7)%	12.6%	(2,230)	bps
n/m = not meaningful
Net sales declined across all product categories as the prior year was historically high driven by low year-end retailer inventory at the end of FY20 and early inventory build by customers in Q1 FY21. Sales were also impacted by supply chain and customer related transportation challenges that shifted some product deliveries past quarter-end. Sales from the Rejuvenate acquisition offset a portion of the sales decline.
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Excluding the impact of acquisition sales, organic net sales declined 17.9%. Sales excluding the impact of acquisition are 47% ahead of a more normal Q1 FY20 driven by organic growth from strong consumer demand and increased distribution.
Lower operating income, adjusted EBITDA, and margins were driven by freight and input cost inflation, continued marketing and product development investments and a temporary product mix shift towards lower margin product. This was partially offset by pricing and productivity improvements.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $205 million and approximately $2,994 million of debt outstanding, consisting of approximately $2,032 million of senior unsecured notes, $862 million of term loans and revolver draws and approximately $100 million of capital leases and other obligations.
Net leverage at the end of the first quarter was 4.8 times, compared to 3.5 times at the end of the previous quarter, as the trailing twelve month EBITDA declined and the company had an increased outstanding balance on its Revolver Facility of $465 million to support working capital requirements from continued supply disruptions and share repurchases.
Fiscal 2022 Earnings Framework
Spectrum Brands continues to expect mid to high single-digit reported net sales growth in Fiscal 2022, with foreign exchange expected to have a slightly negative impact based upon current rates.
The company continues to expect Fiscal 2022 adjusted EBITDA to increase by low-single digits. Spectrum Brands expects $310-$330 million of additional inflation during Fiscal 2022, up from a previous range of $240-$260 million, and intends to offset the high inflation through additional pricing as needed.
From a capital structure perspective, the Company is reiterating a long-term net leverage target ratio of 2.0 - 2.5 times after full deployment of HHI proceeds.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 4, 2022. To access the live conference call, U.S. participants may call 877-604-7329 and international participants may call 602-563-8688. The conference ID number is 5444807. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.
A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website. A telephone replay of the conference call will be available through February 18. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

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Spectrum Brands Holdings is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag® and Liquid Fence®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Management believes that certain non-GAAP financial measures may be useful in providing additional meaningful comparisons between current results and results in prior periods. Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin. Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements

We have made, implied or incorporated by reference certain forward-looking statements in this document. All statements, other than statements of historical facts included or incorporated by reference in this document, without limitation, statements or expectations regarding our Global Productivity
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Improvement Program, our business strategy, future operations, financial condition, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, information concerning expected actions of third parties are forward-looking statements. When used in this document, the words future, anticipate, pro forma, seeks, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, goal, target, could, would, will, can, should, may and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words, although not all forward-looking statement contain such identifying words.

Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation: (1) our ability to consummate the announced Tristar acquisition on the expected terms, and within the anticipated time period, or at all, which is dependent on the parties' ability to satisfy certain closing conditions, and our ability to realize the benefits of the transaction; (2) our ability to create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (3) our ability to successfully separate the Company’s Home and Personal Care business and to realize the expected benefits of such separation terms, and within the anticipated time period, or at all; (4) our discretion to conduct, suspend or discontinue our share repurchase program (including our discretion to conduct purchases, if any, in a variety of manners including open-market purchases or privately negotiated transactions); (5) the impact of the COVID-19 pandemic, social and political conditions or civil unrest in the U.S. and other countries on our customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, the capital markets and our financial condition, and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (6) the impact of our indebtedness on our business, financial condition and results of operations; (7) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (8) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (9) the effects of general economic conditions, including the impact of, and changes to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (10) the impact of fluctuations in transportation and shipment costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (11) interest rate and exchange rate fluctuations; (12) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (13) competitive promotional activity or spending by competitors, or price reductions by competitors; (14) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (15) the impact of actions taken by significant stockholders; (16) changes in consumer spending preferences and demand for our products, particularly in light of the COVID-19 pandemic and economic stress; (17) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (18) our ability to successfully identify, implement, achieve and sustain productivity improvements (including our Global Productivity Improvement Program), cost efficiencies (including at our manufacturing and distribution operations) and cost savings; (19) the seasonal nature of sales of certain of our products; (20) the effects of climate change and unusual weather activity, as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals; (21) the cost and effect of unanticipated legal, tax or regulatory proceedings or
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new laws or regulations (including environmental, public health and consumer protection regulations); (22) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (23) the impact of existing, pending or threatened litigation, government regulations or other requirements or operating standards applicable to our business; (24) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (25) changes in accounting policies applicable to our business; (26) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (27) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (28) the ability to consummate the announced Hardware and Home Improvement ("HHI") divestiture on the expected terms and within the anticipated time period, or at all, which is dependent on the parties' ability to satisfy certain closing conditions and our ability to realize the benefits of the transaction, including reducing the leverage of the Company, invest in the organic growth of the Company, fund any future acquisitions, returning capital to shareholders, and/or maintain its quarterly dividends; (29) the risk that regulatory approvals that are required to complete the proposed HHI divestiture may not be realized, may take longer than expected, or may impose adverse conditions; (30) our ability to realize the expected benefits of such transaction and to successfully separate the HHI business; (31) our ability to successfully implement further acquisitions or dispositions and the impact of any such transactions on our financial performance; (32) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; (33) the impact of economic, social and political conditions or civil unrest in the U.S. and other countries; (34) the effects of political or economic conditions, terrorist attacks, acts of war, including any potential conflict in Ukraine, natural disasters, public health concerns or other unrest in international markets; (35) the ability to achieve our goals regarding environmental, social and governance practices; (36) the increased reliance on third party partners, suppliers, and distributors to achieve our business objectives; and (37) the other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including the 2021 Annual Report and subsequent Quarterly Reports on Form 10-Q.

Some of the above-mentioned factors are described in further detail in the sections entitled “Risk Factors” in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

# # #
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended
(in millions, except per share amounts)	January 2, 2022	January 3, 2021
Net Sales	$757.2	$736.2
Cost of goods sold	537.6	483.3
Restructuring and related charges	0.3	0.1
Gross profit	219.3	252.8
Selling	136.0	114.8
General and administrative	67.5	77.8
Research and development	7.6	6.5
Restructuring and related charges	17.1	8.9
Transaction related charges	14.9	19.0
Total operating expenses	243.1	227.0
Operating (loss) income	(23.8)	25.8
Interest expense	21.8	23.1
Other non-operating expense (income), net	0.6	(8.9)
(Loss) income from continuing operations before income taxes	(46.2)	11.6
Income tax benefit	(16.0)	(4.1)
Net (loss) income from continuing operations	(30.2)	15.7
Income from discontinued operations, net of tax	38.8	57.2
Net income	8.6	72.9
Net income from continuing operations attributable to non-controlling interest	—	1.0
Net income (loss) from discontinued operations attributable to non-controlling interest	0.4	(0.2)
Net income attributable to controlling interest	$8.2	$72.1
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(30.2)	$14.7
Net income from discontinued operations attributable to controlling interest	38.4	57.4
Net income attributable to controlling interest	$8.2	$72.1
Earnings Per Share
Basic earnings per share from continuing operations	$(0.73)	$0.34
Basic earnings per share from discontinued operations	0.93	1.34
Basic earnings per share	$0.20	$1.68
Diluted earnings per share from continuing operations	$(0.73)	$0.34
Diluted earnings per share from discontinued operations	0.93	1.34
Diluted earnings per share	$0.20	$1.68
Weighted Average Shares Outstanding
Basic	41.3	42.9
Diluted	41.3	43.0
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Month Periods Ended
(in millions)	January 2, 2022	January 3, 2021
Cash flows from operating activities
Net cash used by operating activities from continuing operations	$(255.8)	$(110.7)
Net cash (used) provided by operating activities from discontinued operations	(15.3)	0.6
Net cash used by operating activities	(271.1)	(110.1)
Cash flows from investing activities
Purchases of property, plant and equipment	(14.1)	(7.6)
Proceeds from disposal of property, plant and equipment	0.1	0.1
Business acquisitions, net of cash acquired	—	(129.8)
Proceeds from sale of equity investment	—	60.5
Net cash used by investing activities from continuing operations	(14.0)	(76.8)
Net cash used by investing activities from discontinued operations	(5.0)	(4.2)
Net cash used by investing activities	(19.0)	(81.0)
Cash flows from financing activities
Payment of debt	(3.2)	(53.6)
Proceeds from issuance of debt	465.0	0.1
Treasury stock purchases	(110.0)	(42.3)
Dividends paid to shareholders	(17.3)	(17.8)
Share based award tax withholding payments, net of proceeds upon vesting	(24.5)	(7.1)
Other financing activity	—	0.3
Net cash provided (used) by financing activities from continuing operations	310.0	(120.4)
Net cash used by financing activities from discontinued operations	(0.4)	(1.4)
Net cash provided (used) by financing activities	309.6	(121.8)
Effect of exchange rate changes on cash and cash equivalents	(2.5)	5.8
Net change in cash, cash equivalents and restricted cash in continuing operations	17.0	(307.1)
Cash, cash equivalents, and restricted cash, beginning of period	190.0	533.7
Cash, cash equivalents, and restricted cash, end of period	$207.0	$226.6
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	January 2, 2022	September 30, 2021
Assets
Cash and cash equivalents	$204.9	$187.9
Trade receivables, net	298.6	248.4
Other receivables	64.2	63.7
Inventories	648.4	562.8
Prepaid expenses and other current assets	62.6	40.8
Current assets of business held for sale	1,842.6	1,810.0
Total current assets	3,121.3	2,913.6
Property, plant and equipment, net	260.4	260.2
Operating lease assets	56.3	56.5
Deferred charges and other	74.9	38.8
Goodwill	866.8	867.2
Intangible assets, net	1,189.2	1,204.1
Total assets	$5,568.9	$5,340.4
Liabilities and Shareholders' Equity
Current portion of long-term debt	$12.1	$12.0
Accounts payable	347.5	388.6
Accrued wages and salaries	34.3	67.4
Accrued interest	35.0	29.9
Other current liabilities	208.0	211.9
Current liabilities of business held for sale	431.3	454.3
Total current liabilities	1,068.2	1,164.1
Long-term debt, net of current portion	2,946.9	2,494.3
Long-term operating lease liabilities	42.6	44.5
Deferred income taxes	70.7	59.5
Other long-term liabilities	92.6	99.0
Total liabilities	4,221.0	3,861.4
Shareholders' equity	1,340.3	1,471.9
Non-controlling interest	7.6	7.1
Total equity	1,347.9	1,479.0
Total liabilities and equity	$5,568.9	$5,340.4
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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS
We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:
•Restructuring and related charges consist of project costs associated with the restructuring initiatives across the Company's segments;
•Transaction related charges are attributable to costs from qualifying strategic transaction or business opportunities, including an acquisition or divestiture, whether or not consummated, subsequent integration related project costs, divestiture support and incremental separation costs.
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions s the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, TSAs, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations.
•Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company investment in Energizer common stock during the three month period ended January 3, 2021. which the Company subsequently sold its remaining shares in January 2021.
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the three month period ended January 3, 2021 and the subsequent remeasurement during the three month period ended January 2, 2022;
•Incremental costs realized under a three-year tolling agreement entered into with the buyer in consideration with the divestiture of the Coevorden Operations on March 29, 2020, for the continued production of dog and cat food products purchased to support the GPC commercial operations and distribution in Europe;
•Other adjustments are primarily attributable to (1) incremental fines and penalties realized for delayed shipments following the transition of third-party logistics service provider in GPC during the three month period ended January 2, 2022; and (2) costs associated with Salus they are not considered a component of the continuing commercial products company; and
•Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% for the three month periods ended January 2, 2022 and January 3, 2021 based upon enacted corporate tax rate in the United States.

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS (continued)
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three month periods ended January 2, 2022 and January 3, 2021.

	Three Month Periods Ended
	January 2, 2022	January 3, 2021
Diluted EPS from continuing operations, as reported	$(0.73)	$0.34
Adjustments:
Restructuring and related charges	0.42	0.21
Transaction related charges	0.36	0.44
Unallocated shared costs	0.17	0.16
Gain on Energizer investment	—	(0.14)
Inventory acquisition step-up	—	0.02
Coevorden tolling related charges	0.04	0.04
Legal and environmental remediation reserves	(0.01)	0.14
Other	0.06	—
Income tax adjustment	(0.37)	(0.38)
Total adjustments	0.67	0.49
Diluted EPS from continuing operations, as adjusted	$(0.06)	$0.83

The following summarizes restructuring and related charges for the three month periods ended January 2, 2022 and January 3, 2021:

	Three Month Periods Ended
(in millions)	January 2, 2022	January 3, 2021
Global productivity improvement program	$1.8	$9.0
GPC Edwardsville 3PL transition	10.3	—
SAP S/4 HANA ERP transformation	2.9	—
Other restructuring activities	2.4	—
Total restructuring and related charges	$17.4	$9.0

The following summarizes transaction related charges for the three month periods ended January 2, 2022 and January 3, 2021:

	Three Month Periods Ended
(in millions)	January 2, 2022	January 3, 2021
HHI divestiture and separation	$4.3	$—
Rejuvenate acquisition and integration	4.3	—
Armitage acquisition and integration	0.7	4.8
Other	5.6	14.2
Total transaction related charges	$14.9	$19.0

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three month periods ended January 2, 2022 and January 3, 2021:

	Three Month Periods Ended
(in millions, except %)	January 2, 2022	January 3, 2021	Variance
HPC	$379.7	$378.5	$1.2	0.3%
GPC	302.2	275.4	26.8	9.7%
H&G	75.3	82.3	(7.0)	(8.5)%
Net Sales	$757.2	$736.2	21.0	2.9%
We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month period ended January 2, 2022 compared to reported net sales for the three month period ended January 3, 2021:

	January 2, 2022
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales January 3, 2021	Variance
HPC	$379.7	$5.1	$384.8	$—	$384.8	$378.5	$6.3	1.7%
GPC	302.2	2.2	304.4	(8.8)	295.6	275.4	20.2	7.3%
H&G	75.3	—	75.3	(7.7)	67.6	82.3	(14.7)	(17.9)%
Total	$757.2	$7.3	$764.5	$(16.5)	$748.0	$736.2	11.8	1.6%

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:
•Stock based compensation costs consist of costs associated with long-term incentive compensation arrangements that generally consist of non-cash, stock-based compensation. During the three month period ended January 3, 2021 compensation costs included incentive bridge awards previously issued due to changes in the Company’s LTIP that allowed for cash based payment upon employee election but do not qualify for shared-based compensation, which were fully vested in November 2020;
•Restructuring and related charges consist of project costs associated with the restructuring initiatives across the Company's segments;
•Transaction related charges are attributable to costs from qualifying strategic transaction or business opportunities, including an acquisition or divestiture, whether or not consummated, subsequent integration related project costs, divestiture support and incremental separation costs;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions s the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, TSAs, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations.
•Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company investment in Energizer common stock during the three month period ended January 3, 2021. which the Company subsequently sold its remaining shares in January 2021.
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the three month period ended January 3, 2021 and the subsequent remeasurement during the three month period ended January 2, 2022;
•Incremental costs realized under a three-year tolling agreement entered into with the buyer in consideration with the divestiture of the Coevorden Operations on March 29, 2020, for the continued production of dog and cat food products purchased to support the GPC commercial operations and distribution in Europe; and
•Other adjustments are primarily attributable to (1) incremental fines and penalties realized for delayed shipments following the transition of third-party logistics service provider in GPC during the three month period ended January 2, 2022; (2) costs associated with Salus as they are not considered a component of the continuing commercial products company.
Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective periods.

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA for the three month periods ended January 2, 2022 and January 3, 2021, and calculation of adjusted EBITDA margin for each of the respective periods.

Three Month Period Ended January 2, 2022 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$19.0	$11.7	$(15.8)	$(45.1)	$(30.2)
Income tax benefit	—	—	—	(16.0)	(16.0)
Interest expense	—	—	—	21.8	21.8
Depreciation and amortization	7.8	9.2	4.7	3.7	25.4
EBITDA	26.8	20.9	(11.1)	(35.6)	1.0
Share and incentive based compensation	—	—	—	5.6	5.6
Restructuring and related charges	0.6	11.4	—	5.4	17.4
Transaction related charges	—	2.4	4.3	8.2	14.9
Unallocated shared costs	—	—	—	6.8	6.8
Legal and environmental remediation reserves	—	—	(0.5)	—	(0.5)
Coevorden tolling related charges	—	1.5	—	—	1.5
Other	—	2.5	—	0.1	2.6
Adjusted EBITDA	$27.4	$38.7	$(7.3)	$(9.5)	$49.3
Net Sales	$379.7	$302.2	$75.3	$—	$757.2
Adjusted EBITDA Margin	7.2%	12.8%	(9.7)%	—	6.5%

Three Month Period Ended January 3, 2021 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$38.2	$34.0	$(0.5)	$(56.0)	$15.7
Income tax benefit	—	—	—	(4.1)	(4.1)
Interest expense	—	—	—	23.1	23.1
Depreciation and amortization	8.8	9.7	4.9	3.7	27.1
EBITDA	47.0	43.7	4.4	(33.3)	61.8
Share and incentive based compensation	—	—	—	6.9	6.9
Restructuring and related charges	2.6	1.5	—	4.9	9.0
Transaction related charges	1.3	6.0	—	11.7	19.0
Unallocated shared costs	—	—	—	6.7	6.7
Inventory acquisition step-up	—	0.8	—	—	0.8
Gain on Energizer investment	—	—	—	(6.0)	(6.0)
Legal and environmental remediation reserves	—	—	6.0	—	6.0
Coevorden tolling related charges	—	1.6	—	—	1.6
Other	—	—	—	0.1	0.1
Adjusted EBITDA	$50.9	$53.6	$10.4	$(9.0)	$105.9
Net Sales	$378.5	$275.4	$82.3	$—	$736.2
Adjusted EBITDA Margin	13.4%	19.5%	12.6%	—%	14.4%

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